Exhibit 99.1

THE BRICKMAN GROUP, LTD REPORTS THIRD QUARTER RESULTS

Langhorne, PA—November 7, 2003 – The Brickman Group, Ltd. (“Brickman”), a wholly-owned subsidiary of Brickman Group Holdings, Inc., announced EBITDA for the three months ended September 30, 2003 of $17.1 million. This represents an increase of $0.3 million over the third quarter of 2002. This increase was attributable to revenue growth of $8.2 million, and gross profit improvement of $0.9 million related to the volume increases, offset by an increase in administrative expenses of $1.0 million. At September 30, 2003, Brickman’s net debt was 3.7 times trailing twelve months EBITDA. This compares to net debt of 4.2 times EBITDA at December 31, 2002. EBITDA is presented for informational purposes only and should not be considered a substitute for information presented in accordance with generally accepted accounting principles. Management believes that EBITDA is a meaningful measure of the Company’s earnings because of the significance of non-cash charges contained in the Company’s net income.

Third quarter revenues were $87.8 million, an increase of $8.2 million, or 10.4% over the same period in 2002. This increase was driven by increases in landscape maintenance revenue of $6.3 million (8.9%), and design/build revenue of $1.9 million (27.2%). The increases in maintenance and design/build revenues were the result of new contract and design/build sales. Margins declined compared to 2002 as continuing wet weather in many markets presented production and scheduling challenges. General and administrative expenses increased over 2002 by $1.0 million, or 6.7%.

Brickman’s net income in the third quarter of 2003, $2.6 million, was $4.5 million less than 2002’s net income of $7.1 million. In addition to the factors effecting EBITDA described above, amortization expense was up $5.3 million and interest expense was up $3.9 million. Amortization was up as a result of the December 2002 financing transaction which was accounted for as a business combination. The excess of the purchase price over the fair value of net tangible assets acquired was allocated largely to customer contracts and relationships with an average life of approximately 6 years. Prior to the December 2002 transaction, amortization of goodwill resulting from the 1998 transaction had been suspended in the first quarter of 2002 in accordance with FASB No. 142. Interest expense was also affected by the December 2002 financing transaction. Average debt outstanding in the third quarter of 2003 was $200.5 million compared to $97.0 million in the third quarter 2002. Also, the weighted average rate of interest on outstanding debt in the third quarter of 2003 was 10.2% compared to 5.1% in the third quarter of 2002.

Brickman’s EBITDA for the nine months ended September 30, 2003 was $42.9 million, an increase of $6.3 million over the nine months ended September 30, 2002. This increase was attributable to revenue growth of $49.4 million, and gross profit improvement of $9.5 million related to the volume increases, offset by an increase in administrative expenses of $4.4 million

Revenues for the first nine months of 2003 were $269.1 million, an increase of $49.4 million, or 22.5% over the same period in 2002. This increase was driven by an increase of $31.0 million in snow removal revenue and increases in landscape maintenance revenue of $16.3 million (8.6%), and design/build revenue of $2.1 million (10.5%). The increase in snow removal revenue was the result of greater snowfalls in many of Brickman’s seasonal markets in 2003, combined with increased penetration of this service offering with existing and new maintenance customers. The increases in maintenance and design/build revenues were the result of new contract and design/build sales. Margins declined compared to 2002 primarily as a result of the shift in the mix of services toward the more sub-contractor intense snow removal service offering and secondarily as persistent wet weather through the maintenance season in many markets presented production and scheduling challenges. General and administrative expenses in the first nine months increased over 2002 by $4.4 million, or 10.5%.

Brickman’s net income in the first nine months of 2003, $2.2 million was $12.5 million off of 2002’s income of $14.7 million. In addition to the factors effecting EBITDA described above, amortization expense was up $16.0 million and interest expense was up $11.4 million. Amortization was up as a result of the December 2002 financing transaction as described above. Interest expense increased as a result of the December 2002 financing transaction. Average debt outstanding in the first nine months of 2003 was $199.5 million compared to $99.5 million in the first nine months of 2002. Also, the weighted average rate of interest on outstanding debt in the first nine months of 2003 was 10.2% compared to 5.1% in the first nine months of 2002.

For the twelve months ended September 30, 2003 the Company generated revenue of $341.3 million, operating profit of $24.2 million, net income of $4.1 million, EBITDA of $52.5 million.

A reconciliation of net income to EBITDA reported above follows (in millions):

	Predecessor Three months ended September 30, 2002	Successor Three months ended September 30, 2003	Pro Forma Combined Twelve Months Ended September 30, 2003
Net income	$7.1	$2.6	$4.1
Interest	1.3	5.1	16.9
Income taxes	5.7	1.0	3.2
Depreciation	2.2	2.6	9.7
Amortization	0.5	5.8	18.6

EBITDA	$16.8	$17.1	$52.5

	Predecessor Nine months ended September 30, 2002	Successor Nine months ended September 30, 2003
Net income	$14.7	$2.2
Interest	3.8	15.2
Income taxes	10.3	.6
Depreciation	6.3	7.5
Amortization	1.5	17.4

EBITDA	$36.6	$42.9

The Company’s working capital at September 30, 2003 was $24.2 million compared to a working capital of $12.1 million at December 31, 2002. The increase in working capital is principally a seasonal increase in unbilled revenue and an increase in cash reflecting the Company’s operations in the first nine months. There was no outstanding balance on the Company’s $30 million revolving credit facility at September 30, 2003. Cash flow from operations for the first nine months of 2003 was an inflow of $16.7 million, a decrease of $4.7 million compared to the first nine months of 2002. The variance was attributable to the increase in interest payments of $6.6 million and the reduction in income tax payments of $1.7 million. Capital expenditures for the first nine months were $9.4 million compared to $12.4 million in the first nine months of 2002, including $1.5 million related to the implementation of a new computer system.

Brickman will host a conference call to discuss the third quarter results on November 10, 2003 at 2:00 PM EST. The call may be accessed by dialing (800) 718-6851. The call will be recorded with replay accessible from November 10, 2003 through November 17, 2003 by dialing (800) 595-0055, reservation #21164116; passcode # 1081420.

Brickman is one of the nation’s largest providers of commercial landscape maintenance services. The twelve month results reported in this press release include results of Brickman’s operations both before and after the December 2002 financing transaction.

The Brickman Group, Ltd.

Condensed Consolidated Balance Sheet

(in thousands)

	Predecessor	Successor
	September 30, 2002	December 31, 2002	September 30, 2003
Current assets	$50,013	$48,654	$66,832
Property & equipment	26,853	26,188	27,924
Other assets	1,587	9,774	9,783
Intangibles and Goodwill	152,225	153,481	136,772

Total Assets	$230,678	$238,097	$241,311

Current liabilities, less current maturities	$29,074	$31,105	$37,199
Current maturities of long-term debt	16,156	5,409	5,408

Current Liabilities	45,230	36,514	42,607
Long-term debt	78,541	195,434	192,695
Other liabilities	5,128	3,018	702

Total Liabilities	128,899	234,966	236,004
Mandatorily Redeemable Preferred Stock	121,469	—	—
Shareholders’ Equity (Deficit)	(19,690)	3,131	5,307

Total Liabilities and Shareholders’ Equity (Deficit)	$230,678	$238,097	$241,311

The Brickman Group, Ltd.

Condensed Consolidated Operating Information

(in thousands)

	Predecessor	Successor	Pro Forma Combined
	Three months ended September 30, 2002	Three months ended September 30, 2003	Twelve months ended September 30, 2003
Service revenues	$79,519	$87,757	$341,328
Gross profit	28,732	29,652	104,091
Income from operations	14,047	8,711	24,188
Net income	7,129	2,610	4,064
Net income related to common shareholders	$3,563	$2,610	$874

	Predecessor	Successor
	Nine months ended September 30, 2002	Nine months ended September 30, 2003
Service revenues	$219,704	$269,076
Gross profit	71,929	81,432
Income from operations	28,852	18,033
Net income	14,715	2,176
Net income related to common shareholders	$4,434	$2,176